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                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                       YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                      DECEMBER 31,    DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                          1995            1996             1997           1998  (1)
                                      ------------    ------------    ------------    ------------

Earnings:
  Net loss ........................   $    (53,113)   $    (48,598)   $    (43,887)   $    (59,316)
  Add:  Amount of
     previously capitalized
     interest amortized ...........             --              --              --             252
  Add: Fixed charges ..............         30,720          35,041          38,499          43,798
                                      ------------    ------------    ------------    ------------
  Adjusted earnings ...............        (22,393)        (13,557)         (5,388)        (15,266)

Fixed charges:
  Interest in
     indebtedness .................         28,383          32,368          36,672          52,645
  Amortization of debt
     issuance costs ...............          1,052           2,143             844           1,172
  Interest portion
     of rental and
     lease expense ................          1,285             530             983           1,428
                                      ------------    ------------    ------------    ------------
  Fixed charges ...................         30,720          35,041          38,499          55,245

Deficiency of
  earnings available to
  cover fixed charges .............   $    (53,113)   $    (48,598)   $    (43,887)   $    (70,511)
                                      ============    ============    ============    ============

Earnings to fixed charges ratio ...             --              --              --              --

                                                       THREE MONTHS
                                       YEAR ENDED          ENDED        YEAR ENDED
                                       DECEMBER 31,       JUNE 30,       JUNE 30,
                                           1999            2000            2000
                                       ------------    ------------    ------------

Earnings:
  Net loss ........................    $    (99,867)   $    (25,309)   $    (45,205)
  Add:  Amount of
     previously capitalized
     interest amortized ...........           2,288             572           1,144
  Add: Fixed charges ..............          65,310          15,709          32,893
                                       ------------    ------------    ------------
  Adjusted earnings ...............         (32,269)         (9,028)        (11,168)

Fixed charges:
  Interest in
     indebtedness .................          63,452          15,136          31,726
  Amortization of debt
     issuance costs ...............           1,291             485           1,017
  Interest portion
     of rental and
     lease expense ................             567              88             150
                                       ------------    ------------    ------------
  Fixed charges ...................          65,310          15,709          32,893

Deficiency of
  earnings available to
  cover fixed charges .............    $    (97,579)   $    (24,737)   $    (44,061)
                                       ============    ============    ============

Earnings to fixed charges ratio ...              --              --              --



(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.